Exhibit 10.2

CONTANGO ORE, INC.
INCENTIVE STOCK OPTION AGREEMENT
Name of Optionee:	Rick Van Nieuwenhuyse

Residence Address:	958 Chena Pump Road
Fairbanks, AK 99709

Number of Options Granted:	100,000

Date Option Granted:	January 6, 2020

THIS AGREEMENT is made as of the date set forth above between Contango ORE, Inc., a Delaware corporation (the “Company”), and the optionee named above (the “Optionee”).
RECITAL
The Board of Directors of the Company, or a duly appointed Compensation Committee thereof (either of which is referred to herein as the “Committee”), has determined that it is to the advantage and interest of the Company and its shareholders to grant the option provided for herein to the Optionee pursuant to the Company’s Amended and Restated 2010 Equity Compensation Plan, as amended (the “Plan”) as an inducement to remain in the service of the Company and as an incentive for increased effort during such service.  All initially capitalized terms used herein shall have the meaning ascribed thereto in the Plan, unless specifically defined herein.  In consideration of the mutual covenants herein contained, the parties hereto agree as follows:
1. Grant of Option
a.    Pursuant to and subject to the terms and conditions of the Plan, the Company grants to the Optionee the right and option (the “Option”) to purchase on the terms and conditions hereinafter set forth all or any part of an aggregate of 100,000 shares (the “Shares”) of the presently authorized and unissued common stock of the Company (the “Common Stock”) at the purchase price of $14.50 per share (closing Contango Ore, Inc. stock price on January 6, 2020).  The Option is intended to be an Incentive Stock Option.  It is agreed that the purchase price per share is not less than the greater of (a) the par value per share of the Common Stock or (b) 100% of the Fair Market Value of a share of Common Stock on the date of grant.  If the aggregate Fair Market Value of Common Stock with respect to which Incentive Stock Options granted to the Optionee (including all options qualifying as incentive stock options pursuant to Section 422 of the Code granted to the Optionee under any other plan of the Company) are exercisable for the first time by the Optionee during any calendar year exceeds $100,000 (determined as of the date the Incentive Stock Option is granted), this Option shall not be void but shall be deemed to be an Incentive Stock Option to the extent it does not exceed the $100,000 limit and shall be deemed a Nonqualified Stock Option to the extent it exceeds that limit.  The Committee shall determine, in accordance with the applicable provisions of the Code, which of the Optionee’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Optionee of such determination as soon as practicable after such determination.

b.   Nothing contained herein shall be construed to limit or restrict the right of the Company to terminate the Optionee’s employment at any time, with or without cause, or to increase or decrease the Optionee’s compensation from the rate in existence at the time the Option is granted.
2.     Vesting and Forfeiture.
a.   The Option shall vest and be exercisable with respect to 50,000 Shares on January 6, 2021 and the remaining 50,000 Shares on January 6, 2022; provided that the Optionee remains continuously employed by the Company through such vesting date.  Notwithstanding the foregoing sentence, the Option shall sooner vest and be exercisable upon the occurrence of a Change of Control (as defined below), provided that the Optionee remains continuously employed by the Company as of the date of such event.
b.   In the event the Optionee’s employment with the Company is terminated for any reason other than Cause (as defined below), (i) any unvested portion of the Option shall be immediately and automatically forfeited, and (ii) any vested portion of the Option shall remain outstanding and exercisable in accordance with subpart c. below.  In the event the Optionee’s employment with the Company is terminated for Cause, the Option (whether vested or unvested) shall be immediately and automatically forfeited in full.
c.   The vested portion of the Option shall remain exercisable for three (3) months after the Optionee’s termination of employment with the Company, unless such termination of employment is due to the Optionee’s death or Disability (as defined below), in which case the vested portion of the Option shall remain exercisable for twelve (12) months after the Optionee’s termination of employment with the Company.  Notwithstanding the foregoing sentence, in no event may the Option be exercised after the Expiration Date.
d.   The following terms shall have the following meanings:
(i) “Cause” shall mean any act of dishonesty, fraud, embezzlement or theft committed in connection with the Optionee’s employment by the Company, as determined by the Committee in its sole and absolute discretion.
(ii) “Change of Control” shall mean (A) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the assets of the Company and its subsidiaries to any other person or entity (other than an affiliate of the Company), (B) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (C) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board of Directors, in each case the result of which is the termination of your employment due to the elimination of your position in connection with, and immediately after, the underlying transaction.  Notwithstanding the foregoing, a Change of Control shall not include a public offering of the Company’s common stock or a transaction with its sole purpose to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(iii) “Disability” shall mean a permanent and total disability within the meaning of Section 22(e)(3) of the Code.
3.        Exercise.  Subject to Section 2 above, the right to exercise the Option granted hereunder, to the extent unexercised, shall remain in effect until the Expiration Date.
4.        Method of Exercise.  To the extent that the right to purchase Shares has accrued hereunder, the Option may be exercised from time to time by written notice to the Company substantially in the form attached hereto as Exhibit A, together with payment in full, in cash or by certified or cashier’s check payable to the order of the Company, of the purchase price for the number of Shares being exercised.  If requested by the Committee, prior to the delivery of any Shares the Optionee, or any other person entitled to exercise the Option, shall supply the Committee with a representation that the Shares are not being acquired with a view to distribution and will be sold or otherwise disposed of only in accordance with applicable federal and state statutes, rules and regulations.  As soon after the notice of exercise as the Company is reasonably able to comply, the Company shall, without transfer or issue tax to the Optionee or any other person entitled to exercise the Option, deliver to the Optionee or any such other person, at the main office of the Company or such other place as shall be mutually acceptable, a certificate or certificates for the Shares being exercised.
In the Committee’s sole discretion, payment of the purchase price for the number of Shares to be delivered, but not of the amount of any withholding taxes, may be made in whole or in part (i) in cash, (ii) if permitted by the Committee, by delivering Shares of Common Stock owned by the Optionee and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation to ownership of Shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, (iii) if permitted by the Committee, by tendering shares of Common Stock subject to the exercisable Option and having a Fair Market Value on the date of exercise equal to the Exercise Price, (iv) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (v) by such other method as the Committee may approve.  Shares of Common Stock used to exercise an Option shall have been held by the Optionee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option.  Payment for the Shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance of the Common Stock.
Notwithstanding the foregoing, the Company shall have the right to postpone the time of delivery of the Shares for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange or any federal, state or local law.  The Optionee may exercise the Option for less than the total number of Shares for which the Option is exercisable, provided that a partial exercise may not be for less than one hundred (100) Shares, except during the final year of the Option, and shall not include any fractional shares.

5.        Expiration of Option.  The Option shall terminate and expire upon the expiration of five (5) years from the date hereof (the “Expiration Date”).
6.        Adjustments.  The Committee shall have the full authority, in its sole discretion, to specify any rules, procedures, adjustments or matters with respect to the Plan or any Options issued under the Plan in connection with any reorganization, merger, reverse  merger, recapitalization, reclassification, stock split, reverse split, combination of shares, sale of all or substantially all of the assets of the Company, sale of the Company or other corporate event or transaction, including, without limitation, modifying any applicable vesting provisions, adjusting the amount of outstanding Options, and/or terminating the Plan.  The Committee shall not be obligated to take any action, but any determination by the Committee, and the extent thereof, shall be final, binding and conclusive.  No fractional shares of stock shall be issued under the Plan or in connection with any such adjustment.
7.        Non-Transferability.  The Option is not assignable or transferable by the Optionee, either voluntarily or by operation of law, otherwise than by will or by the laws of descent and distribution, and is exercisable, during the Optionee’s lifetime, only by the Optionee.
8.        Withholding Taxes. The Committee may, in its discretion, require the Optionee to pay to the Company at the time of the exercise of the Option or thereafter, the amount that the Committee deems necessary to satisfy the Company’s current or future obligation to withhold federal, state or local income or other taxes that the Optionee incurs by exercising the Option.  In accordance with any applicable administrative guidelines it establishes, the Committee may allow the Optionee to pay the amount of taxes required by law to be withheld from or with respect to the Option by (a) withholding shares of Common Stock from any issuance of Common Stock due as a result of the exercise of the Option, or (b) permitting the Optionee to deliver to the Company previously acquired shares of Common Stock, in each case having an aggregate Fair Market Value equal to the amount of such required withholding taxes.
9.        No Shareholder Rights.  The Optionee or other person entitled to exercise the Option shall have no rights or privileges as a shareholder with respect to any Shares subject hereto until the Optionee or such person has become the holder of record of such Shares, and no adjustment (except such adjustments as may be effected pursuant to the provisions of Section 6 hereof) shall be made for dividends or distributions of rights in respect of such Shares if the record date is prior to the date on which the Optionee or such person becomes the holder of record.
10.       Plan Controls.  The Option shall be subject to and governed by the provisions of the Plan (a copy of which is attached hereto as Exhibit B) which the Committee alone shall have the authority to interpret and construe.  In the event of any conflict between the provisions of this Agreement and the Plan, the Plan shall govern.  All determinations and interpretations thereof made by the Committee shall be conclusive and binding on all parties hereto and upon their successors and assigns.  All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan.

11.       Conditions to Issuance of Shares.  The Company’s obligation to issue Shares of its Common Stock upon exercise of the Option is expressly conditioned upon the completion by the Company of any registration or other qualification of such Shares under any state and/or federal law or rulings or regulations of any government regulatory body or the making of such investment representations or other representations and agreements by the Optionee or any person entitled to exercise the Option in order to comply with the requirements of any exemption from any such registration or other qualification of such Shares which the Committee shall, in its sole discretion, deem necessary or advisable.  Such required representations and agreements include representations and agreements that the Optionee, or any other person entitled to exercise the Option, (a) is not purchasing such Shares for distribution and (b) agrees to have placed upon the face and reverse of any certificates for such Shares a legend setting forth any representations and agreements which have been given to the Committee or a reference thereto and stating that, prior to making any sale or other disposition of any such Shares, the Optionee, or any other person entitled to exercise the Option, will give the Company notice of intention to sell or dispose of the Shares not less than five (5) days prior to such sale or disposition.
This Agreement is addressed to the Optionee in duplicate and shall not be effective until the Optionee executes the acceptance below and returns one copy to the Company, thereby acknowledging that he or she has read, approves of and agrees to all the terms and conditions of this Agreement and the Plan.
EFFECTIVE as of the 6th day of January, 2020.
Contango ORE, Inc.

By:	/s/ Leah Gaines
Leah Gaines
Chief Financial Officer

ACCEPTED:

/s/ Rick Van Nieuwenhuyse
Rick Van Nieuwenhuyse
958 Chena Pump Road
Fairbanks, AK 99709

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